exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 23 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Cash Central Fund, Fidelity Municipal Cash Central Fund, and Fidelity Securities Lending Cash Central Fund of our reports dated July 12, 2007 on the financial statements and financial highlights included in the May 31, 2007 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of this Amendment.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 27, 2007